Exhibit 10.3

EXECUTION VERSION

LETTER OF CREDIT REIMBURSEMENT AGREEMENT, dated as of February 7, 2017, between DYNEGY INC., a Delaware corporation, as account party (the “Account Party”), and GOLDMAN SACHS BANK USA, a bank chartered under the laws of the State of New York, as issuing bank (in such capacity, together with its successors and permitted assigns in such capacity, the “Issuing Bank”).

STATEMENT OF PURPOSE:

WHEREAS, (i) the Account Party, Credit Suisse AG, Cayman Islands Branch, as administrative agent (the “Credit Agreement Administrative Agent”) and the lenders from time to time party thereto entered into that certain Credit Agreement, dated as of April 23, 2013 (as amended prior to the date hereof and, for all purposes of Article IV, as amended, restated, modified, waived and/or supplemented from time to time thereafter, the “Credit Agreement”), (ii) the Account Party, Credit Suisse AG, Cayman Islands Branch, as collateral trustee for the First-Lien Secured Parties (as defined in the Collateral Trust and Intercreditor Agreement) (the “Collateral Trustee”) and the Credit Agreement Administrative Agent entered into that certain Collateral Trust and Intercreditor Agreement, dated as of April 23, 2013 (as amended, restated, modified, waived and/or supplemented from time to time, the “Collateral Trust and Intercreditor Agreement”) and (iii) the Account Party, the subsidiaries of the Account Party from time to time party thereto and the Collateral Trustee entered into that certain Guarantee and Collateral Agreement, dated as of April 23, 2013 (as amended, restated, modified, waived and/or supplemented from time to time, the “Guarantee and Collateral Agreement”) and the other Security Documents (as defined in the Collateral Trust and Intercreditor Agreement);

WHEREAS, it is the intent of the parties hereto that in accordance with Section 5.5 of the Collateral Trust and Intercreditor Agreement, this Agreement shall constitute an Additional First-Lien Indebtedness Agreement (as defined in the Collateral Trust and Intercreditor Agreement) and the Obligations shall constitute Additional First-Lien Obligations (as defined in the Collateral Trust and Intercreditor Agreement); and

WHEREAS, the Account Party has requested that the Issuing Bank provide a letter of credit facility to the Account Party and the Issuing Bank is willing to provide such letter of credit facility in an amount not to exceed Fifty Million and 00/100 Dollars (US$50,000,000.00) upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and to induce the Issuing Bank to enter into this Agreement, the Account Party hereby agrees with the Issuing Bank as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1.   Defined Terms.  The following terms shall have the following meanings:

“Accession Agreement”: the Accession Agreement, dated as of the Effective Date, among the Issuing Bank, the Account Party, certain Subsidiaries of the Account Party and the Collateral Trustee, substantially in the form of Exhibit A to the Collateral Trust and Intercreditor Agreement.

“Account Party”:  as defined in the preamble to this Agreement.

“Affiliate”:  with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such specified Person.  For the purposes of this definition, “Control” (including, with correlative meanings, the terms “Controlling”, “Controlled by” and “under common Control with”), means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement”:  this Letter of Credit Reimbursement Agreement, as the same may be amended, restated, modified, waived and/or supplemented from time to time.

“Applicable Margin”:  as defined in the Credit Agreement on the date hereof in respect of Initial Revolving Loans that are Base Rate Loans (in each case, as defined in the Credit Agreement).

“Application”:  an application, in the form attached hereto as Exhibit B (or such other form as the Issuing Bank may specify from time to time in writing to the Account Party as the form used by the Issuing Bank) to request the Issuing Bank to issue, extend or amend a Letter of Credit.

“Bankruptcy Law”: Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as amended from time to time, or any similar federal or state or other law for the relief of debtors.

“Business Day”:  a day other than a Saturday, Sunday or other day on which the commercial banks in New York City or Irving, Texas, are authorized or required by law to close.

“Change in Law”: as defined in Section 3.8(a).

“Change of Control”: as defined in the Credit Agreement.

“Collateral”: as defined in the Credit Agreement.

“Collateral Trust and Intercreditor Agreement”: as defined in the Statement of Purpose to this Agreement.

“Collateral Trustee”: as defined in the Statement of Purpose to this Agreement.

“Commitment Period”:  the period from and including the Effective Date through and including the Termination Date.

“Credit Agreement”:  as defined in the Statement of Purpose to this Agreement.

“Credit Agreement Administrative Agent”: as defined in the Statement of Purpose to this Agreement.

“Credit Documents”:  this Agreement and all Applications relating to the Letters of Credit, and each other agreement or instrument executed and delivered by the Account Party with or in favor of the Issuing Bank pursuant to and in accordance with the terms of this Agreement, as the same may be amended, restated, modified, waived and/or supplemented from time to time.

“Credit Party”: as defined in the Credit Agreement.

“Default”:  any of the events specified in Section 4.3 whether or not any requirement set forth therein for the giving of notice, the lapse of time, or both, has been satisfied.

“Delta Acquisition”: the acquisition by the Account Party, directly or indirectly from International Power, S.A., of one hundred percent (100%) of the equity interests of GDF Suez Energy North America, Inc.

“Delta Acquisition Agreement”: that certain Stock Purchase Agreement, dated February 24, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof and thereof, together with all schedules and exhibits thereto), pursuant to which the Account Party, indirectly, will consummate the Delta Acquisition.

“Delta Acquisition Agreement Representations”: such of the representations made by or on behalf of the Delta Target Entities in the Delta Acquisition Agreement as are material to the interests of the Issuing Bank, but only to the extent that the Account Party or the Account Party’s applicable Affiliate has the right to terminate its obligations under the Delta Acquisition Agreement or refuse to consummate the Delta Acquisition as a result of a breach of such representations in the Delta Acquisition Agreement.

“Delta Acquisition Funding Date Material Adverse Effect”: a Material Adverse Effect (as defined in the Delta Acquisition Agreement as in effect on February 24, 2016).

“Delta Specified Representations”: the representations and warranties set forth in this Agreement made with respect to the Credit Parties relating to: organizational existence; organizational power and authority (as it relates to due authorization, execution and delivery of the Credit Documents); due authorization, execution and delivery of the Credit Documents, and enforceability, in each case, as it relates to entering into and performance under the Credit Documents; solvency on the Effective Date (after giving effect to the Delta Transactions as defined in the Third Amendment) of the Account Party and its subsidiaries taken as a whole; no conflicts of the Credit Documents with charter documents; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto; the Foreign Corrupt Practices Act (Pub. L. 95-213 (signed into law December 19, 1977)) and, subject to the Limited Conditionality Provision, the validity and perfection of security interests with respect to the Collateral (subject in all respects to security interests and liens permitted under the Credit Agreement and the Collateral Trust and Intercreditor Agreement).

“Delta Target Entities”: collectively, GDF Suez Energy North America, Inc. and its subsidiaries.

“Dollars”, “$” and “US$”:  dollars in lawful currency of the United States of America.

“Effective Date”:  the date of satisfaction of the conditions set forth in Section 5.2 herein, which date is February 7, 2017.

“Equity Interests”:  shares of capital stock, partnership interest, membership interest in a limited liability company, beneficial interests in a trust or other equity interest in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interests.

“Event of Default”:  as defined in Section 4.3.

“Excluded Taxes”:  with respect to the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Account Party hereunder or pursuant to any

Credit Document, (a) income or franchise taxes imposed on or measured by its net income or net profits, however denominated, by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Issuing Bank, in which its applicable lending office is located, or that are imposed by reason of any connection between the Issuing Bank or other recipient and any taxing jurisdiction other than a connection arising solely by executing or entering into any Credit Document, receiving payments thereunder or having been a party to, performed its obligations under, or enforced, any Credit Document, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Issuing Bank, any U.S. federal withholding tax or backup withholding that is imposed pursuant to laws in effect at the time such Foreign Issuing Bank or other recipient becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Issuing Bank (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 3.10(a), (d) in the case of a Foreign Issuing Bank, any U.S. federal withholding tax or backup withholding that is attributable to such Foreign Issuing Bank’s failure to comply with Section 3.10(e), (e) any U.S. federal withholding tax imposed pursuant to FATCA and (f) all penalties and interest on the foregoing amounts.

“FATCA”: Sections 1471 through 1474 of the Internal Revenue Code as of the date hereof (or any amended or successor provision that is substantively comparable and not materially more onerous to comply with) and any regulations or the official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Foreign Issuing Bank”: any Person that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code and who receives a payment from the Account Party pursuant to a Credit Document.

“GAAP”:  those generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents”:  collectively, as to any Person, the articles or certificate of incorporation and bylaws, any shareholders agreement, certificate of formation, limited liability company agreement, partnership agreement, trust indenture or other formation or constituent documents of such Person.

“Governmental Authority”:  the government of the United States of America or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory board, court, tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee and Collateral Agreement”: as defined in the Statement of Purpose to this Agreement.

“Indemnified Taxes”:  (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Account Party hereunder or under any other Credit Document and (b) to the extent not otherwise described in (a), Other Taxes that are not Excluded Taxes.

“Initial Scheduled Maturity Date”:  5:00 pm New York City time on the date that is one year after the Effective Date.

“Internal Revenue Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Issuance Date”:  in respect of any Letter of Credit, the date of issuance of such Letter of Credit.

“Issuing Bank”:  as defined in the preamble to this Agreement.

“L/C Disbursement”:  a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Obligations”:  as defined in Section 3.3(a).

“Letter of Credit”:  any standby letter of credit issued pursuant to Section 3.1, as any such letter of credit may be amended, replaced and/or extended from time to time in accordance with the terms hereof.

“Letter of Credit Commitment”:  as of the Effective Date, $50,000,000, as the same may be modified from time to time in accordance with the terms hereof.

“Letter of Credit Fee”: as defined in Section 3.8(e)(ii).

“Limited Conditionality Provision”:  as defined in Section 5.2(b).

“Material Adverse Effect”: on the Effective Date, a Delta Acquisition Funding Date Material Adverse Effect and, at any time thereafter, (a) a materially adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise) or operating results of the Account Party and its Restricted Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Account Party or its Restricted Subsidiaries to perform any of their material obligations under any Credit Document or (c) a material impairment of the rights and remedies of or benefits available to the Issuing Bank, taken as a whole, under any Credit Document.

“Material Indebtedness”: as defined in Section 4.3(f).

“Non-Recourse Debt”: as defined in the Credit Agreement.

“Obligations”:  (a) all L/C Obligations and all other obligations of the Account Party under this Agreement or in connection with the Letters of Credit and (b) all other reasonable and documented out-of-pocket expenses (including reasonable attorney’s fees and disbursements), charges and other amounts, in each case owing by the Account Party to the Issuing Bank under this Agreement, the Letters of Credit or any of the other Credit Documents, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, liquidated or unliquidated (including all interest on any such amounts which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of the Account Party, whether or not allowed or allowable in such case or proceeding).

“Other Taxes”:  any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Credit Document (except any such Taxes imposed with respect to an assignment, other than an assignment made at the Account Party’s request).

“Outstanding Amount”: at any time, the sum of, without duplication, (a) the Dollar amount of the aggregate Stated Amount of all outstanding Letters of Credit at such time plus (b) the Dollar amount of the aggregate principal amount of all L/C Disbursements at such time for which the Issuing Bank has not been reimbursed.

“Person”: any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Property”:  of any Person means, any right or interest in or to any type of real, personal, tangible, intangible or mixed property or asset of any kind whether or not included in the most recent consolidated balance sheet of such Person and its Restricted Subsidiaries under GAAP, including Equity Interests.

“Quarterly Payment Date”: shall mean the last Business Day of each March, June, September and December occurring after the Effective Date and prior to the Termination Date.

“Register”:  as defined in Section 7.14.

“Related Person”:  each of the Issuing Bank’s Affiliates, and each of the Issuing Bank’s and its Affiliates’ successors and permitted assigns, and all partners, directors, officers, employees, agents, members, Controlling Persons, trustees, administrators, managers and representatives of the foregoing Persons.

“Requirement of Law”:  as to any Person, the Governing Documents of such Person, and any law, statute, treaty, rule, regulation, official directive, order, decree, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”: of any Person shall mean any executive officer or chief financial officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Subsidiary”: any Subsidiary of the Account Party other than an Unrestricted Subsidiary.

“Scheduled Maturity Date”:  (a) the Initial Scheduled Maturity Date or (b) if the Initial Scheduled Maturity Date is extended in accordance with Section 3.1(d), the applicable anniversary of the Initial Scheduled Maturity Date to which it is extended.

“Significant Subsidiary”: any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, as such Regulation is in effect on April 23, 2013.

“Stated Amount”:  in respect of a Letter of Credit, the maximum Dollar amount from time to time available to be drawn under such Letter of Credit, determined without regard to whether any conditions to drawing thereunder could then be met.

“Subsidiary”:  as defined in the Credit Agreement.

“Taxes”: any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date”: the earlier of (a) the Scheduled Maturity Date and (b) the date upon which the Letter of Credit Commitment is terminated for any reason or otherwise reduced to zero in accordance with the terms of this Agreement (whether pursuant to Section 3.1(c), Section 4.3, or otherwise).

“Third Amendment”:  that certain Third Amendment to Credit Agreement, dated as of June 27, 2016, among inter alia, the Account Party and the lenders and additional lenders under the Credit Agreement party thereto.

“Unrestricted Subsidiary”  as defined in the Credit Agreement.

“Unused Commitment”: at any time, the Letter of Credit Commitment at such time less the Outstanding Amount at such time.

“Unused Commitment Fee”: as defined in Section 3.8(e)(iii).

SECTION 1.2.   Rules of Interpretation.

(i)                                     The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and paragraph references are to this Agreement unless otherwise specified.  The word “including” means “including without limitation”.  References herein to any laws or rules include any amendments thereto or successor or replacement laws or rules.

(ii)                                  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II
CREDIT SUPPORT

SECTION 2.1.   Existing Credit Support.  The Account Party agrees that, as a condition to the issuance of Letters of Credit hereunder and as security for the payments of the Obligations, it shall, and shall cause its Subsidiaries who are party to the Collateral Trust and Intercreditor Agreement to, on the Effective Date, execute the Accession Agreement.  The Account Party represents and warrants that upon the execution and delivery of the Accession Agreement the guarantees, pledges, grants of security interests and other obligations provided as credit support for the obligations referenced in the Collateral Trust and Intercreditor Agreement (and other documents related thereto) shall provide equal and ratable credit support for the Obligations in accordance with the terms of the Collateral Trust and Intercreditor Agreement.

ARTICLE III
LETTERS OF CREDIT

SECTION 3.1.   Letters of Credit.  (a)                                         Subject to the terms and conditions hereof, the Issuing Bank agrees to issue, amend or extend Letters of Credit denominated in Dollars at the request of the Account Party on any Business Day after the Effective Date and before the fifth Business Day prior to the end of the Commitment Period (i) in a minimum amount of $100,000 on the date of such issuance, amendment or extension and (ii) for the account of the Account Party or any of its Subsidiaries in such forms as may be approved from time to time by the Issuing Bank; provided that the Issuing Bank shall not issue, amend or extend any Letter of Credit if, after giving effect to such issuance, amendment or extension, the Stated Amount of such Letter of Credit, when added to the Outstanding Amount at such time, would exceed the Letter of Credit Commitment at such time. Notwithstanding any provision hereof to the contrary, the Issuing Bank shall have no obligation to issue, amend or extend any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the Issuing Bank from issuing, amending or extending such Letter of Credit or any requirement of law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance, amendment or extension of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect with respect to the Issuing Bank on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to the Issuing Bank as of the date hereof and which the Issuing Bank reasonably and in good faith deems material to it or (ii) the issuance, amendment or extension thereof would violate one or more policies of the Issuing Bank applicable to letters of credit generally, as such policies may be in effect from time to time and in respect of which prior written notice has been provided by the Issuing Bank to the Account Party (provided that, notwithstanding any internal policy of the Issuing Bank to the contrary, Letters of Credit shall be permitted to be governed by the laws of the State of Texas). Each Letter of Credit shall (i) be denominated in Dollars, and (ii) expire on the earlier of (x) the date that is one year after the date of the issuance thereof and (y) the date that is five (5) Business Days prior to the Scheduled Maturity Date; provided that any Letter of Credit may provide for the extension thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).  If the expiry date of any Letter of Credit is automatically extendible pursuant to the preceding sentence, then the terms of such Letter of Credit shall permit the Issuing Bank, in its discretion, to provide notice to the beneficiary or beneficiaries thereof, at least thirty (30) days prior to the then applicable expiry date, that the expiry date of such Letter of Credit will not be extended.

(b)                                 On the Termination Date, the Account Party shall pay in cash in Dollars all Obligations that are then due and payable and, if any Letters of Credit remain outstanding on such date, the Account Party will, on or prior to the Termination Date, cause all such Letters of Credit to either be (i) cancelled and returned to the Issuing Bank or (ii) cash collateralized (at 101% of the undrawn amount thereof) or otherwise backstopped in a manner satisfactory to the Issuing Bank in its reasonable discretion.

(c)                                  The Account Party shall have the right, upon not less than three (3) Business Days’ notice to the Issuing Bank, to terminate the Letter of Credit Commitment or, from time to time, to reduce the aggregate amount of the Letter of Credit Commitment; provided that no such termination or reduction of the Letter of Credit Commitment shall be permitted if, after giving effect thereto, the Outstanding Amount would exceed the Letter of Credit Commitment.  Any such reduction shall be in a minimum amount equal to $100,000, or any whole multiple of $100,000 in excess thereof, and shall reduce permanently the Letter of Credit Commitment then in effect.

(d)                                 The Account Party shall have the right to request up to four (4) one-year extensions of the Initial Scheduled Maturity Date by delivering to the Issuing Bank at its address for notices specified herein a written request therefor; provided that in each such case (i) no Default or Event of Default shall have occurred and be continuing on the date of such notice or on the then Scheduled Maturity Date, (ii) the Account Party shall have delivered to the Issuing Bank on or prior to the then applicable Scheduled Maturity Date such other certificates and other information as the Issuing Bank may reasonably request, and (iii) the Issuing Bank shall have consented in writing to such request in accordance with the terms hereof, such consent to be provided or withheld in the reasonable discretion of the Issuing Bank.  Any such written request for extension must be received by the Issuing Bank at least forty-five (45) days (but not more than ninety (90) days) prior to the then applicable Scheduled Maturity

Date and the Issuing Bank will inform the Account Party in writing no later than thirty (30) days prior to the then applicable Scheduled Maturity Date whether it consents to so extend the Scheduled Maturity Date for an additional one-year term.  Notwithstanding any other provision hereof, any such written consent provided by the Issuing Bank shall be effective to amend the definition of “Scheduled Maturity Date” set forth herein to such extended date without further action by any party hereto.

(e)                                  Letters of Credit shall be used solely to fund or support the working capital needs and general corporate purposes of the Account Party and its Subsidiaries (including, without limitation, to support any interest rate, currency, commodity or other hedging agreements or other derivative obligations of such Persons).

SECTION 3.2.   Procedure for Issuance of Letters of Credit.  (a) The Account Party may from time to time request that the Issuing Bank issue, amend or extend a Letter of Credit on behalf of the Account Party or its Subsidiaries by delivering to the Issuing Bank at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of the Issuing Bank, and such other certificates, documents and other papers and information as the Issuing Bank may reasonably request.  Upon receipt of any Application, the Issuing Bank will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue, amend or extend the Letter of Credit requested thereby (but in no event shall the Issuing Bank be required to issue, amend or extend any Letter of Credit earlier than two (2) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto unless the Issuing Bank agrees in its sole discretion) by issuing, amending or extending the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Bank and the Account Party.  The Issuing Bank shall furnish a copy of such Letter of Credit to the Account Party promptly following the issuance thereof.

(b)                                 The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more of its Affiliates reasonably acceptable to the Account Party (and any such Affiliate shall be deemed to be the “Issuing Bank” for all purposes of this Agreement and the Credit Documents in respect of each Letter of Credit issued by it).

(c)                                  This Section shall not be construed to impose an obligation upon the Issuing Bank to issue, amend or extend any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.

SECTION 3.3.   L/C Obligations of the Account Party.  (a) The Account Party agrees to reimburse the Issuing Bank no later than 1:00 p.m. (New York City time) on the next Business Day after the Business Day on which the Issuing Bank notifies the Account Party of the date and amount of an L/C Disbursement for the amount of the L/C Disbursement (all of the obligations of the Account Party to reimburse the Issuing Bank for any L/C Disbursement are collectively referred to herein as “L/C Obligations”); provided that any failure to give or delay in giving such notice shall not relieve the Account Party of its obligation to reimburse the Issuing Bank with respect to such L/C Obligations.  The Issuing Bank acknowledges and agrees that any reimbursement of the Issuing Bank by the Account Party pursuant to this Section 3.3 shall satisfy in full any claims for reimbursement it has under a Letter of Credit in respect of such reimbursable amount.  Each such payment shall be made to the Issuing Bank at its address for notices specified herein (or via wire transfer instructions provided by the Issuing Bank as set forth on Schedule A, as such Schedule A may be updated from time to time by the Issuing Bank) in Dollars and in immediately available funds.  All L/C Obligations shall bear interest from the date of the applicable LC Disbursement to but excluding the date that such L/C Obligation is reimbursed in full at a rate per annum equal to (i) until the date that reimbursement is due hereunder, the Applicable Margin and

(ii) thereafter, the sum of the Applicable Margin plus two percent (2%) per annum, payable by the Account Party on the date of the applicable reimbursement and on the Termination Date (which interest shall be computed on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring the period for which such interest is payable).

(b)                                 The responsibility of the Issuing Bank to the Account Party in connection with any draft or other demand for payment presented under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including such draft or other demand for payment) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

(c)                                  The Issuing Bank shall promptly after receipt thereof, provide to the Account Party copies of any certificate of reduction, certificate of drawing or request for transfer the Issuing Bank receives from the beneficiary of a Letter of Credit.

SECTION 3.4.   Obligations Absolute.  The Account Party’s obligations under Section 3.3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Account Party may have or may have had against the Issuing Bank, any beneficiary of a Letter of Credit or any other Person. The Account Party also agrees with the Issuing Bank that neither the Issuing Bank nor any Related Person shall be responsible for, in the absence of its willful misconduct, bad faith or gross negligence (as determined by a final, non-appealable decision of a court of competent jurisdiction), and the Account Party’s L/C Obligations under Section 3.3 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Account Party and any beneficiary of any Letter of Credit or any other Person to which such Letter of Credit may be transferred or any claims whatsoever of the Account Party against any beneficiary of such Letter of Credit or any such transferee. Neither the Issuing Bank nor any Related Person shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final, non-appealable decision of a court of competent jurisdiction to have resulted from willful misconduct, bad faith or gross negligence of the Issuing Bank or any such Related Person.

SECTION 3.5.   Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall control.

SECTION 3.6.   Records.  The Issuing Bank shall maintain the following records with respect to each Letter of Credit:

(a)                                 the date of issuance, amendment or extension and expiration thereof;

(b)                                 the Stated Amount thereof; and

(c)                                  the date and amount of all payments and drawings made thereunder.

The Issuing Bank shall make copies of such records available to the Account Party upon its reasonable request.

SECTION 3.7.   No Liability.  The Account Party agrees that, except as expressly set forth in Section 3.3(b), neither the Issuing Bank nor any of its Related Persons will assume liability in connection with any Letter of Credit, or be responsible for any claim with respect thereto, including, without limitation:

(a)                                 the use which may be made of any Letter of Credit;

(b)                                 any acts or omissions of the beneficiary of any Letter of Credit, including the application of any payment made to such beneficiary;

(c)                                  the validity, correctness, genuineness or legal effect of any document or instrument relating to any Letter of Credit, even if such document or instrument should in fact prove to be in any respect invalid, insufficient, inaccurate, fraudulent or forged or any statement therein being untrue or inaccurate;

(d)                                 payment by the Issuing Bank of any draft or other demand from a beneficiary of a Letter of Credit for payment which does not comply with the terms of any Letter of Credit, unless such payment results from the gross negligence, bad faith or willful misconduct of the Issuing Bank (as determined by a final, non-appealable decision of a court of competent jurisdiction);

(e)                                  the failure of any document or instrument to bear any reference or adequate reference to any Letter of Credit;

(f)                                   any failure to note the amount of any draft on any Letter of Credit or on any related document or instrument, except to the extent such failure results from the gross negligence, bad faith or willful misconduct of the Issuing Bank (as determined by a final, non-appealable decision of a court of competent jurisdiction);

(g)                                  any failure of the beneficiary of any Letter of Credit to meet the obligations of such beneficiary to either the Account Party or any other Person;

(h)                                 any failure by the Issuing Bank to make payment under any Letter of Credit as a result of any Requirement of Law, control or restriction rightfully or wrongfully exercised or imposed by any Governmental Authority; or

(i)                                     the existence of any claim, set-off, defense or other right that the Account Party may have at any time against any beneficiary or any transferee of any Letter of Credit (or any other Person for whom any such transferee may be acting), the Issuing Bank or any Person, whether in connection with this Agreement, any Letter of Credit, the transaction contemplated herein and therein or any unrelated transaction (including any underlying transaction between the Account Party and the beneficiary named in such Letter of Credit).

SECTION 3.8.   Reserve Requirements; Change in Circumstances; Fees.  (a) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law, rule, regulation or treaty or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) (a “Change in Law”) shall (i) result in the imposition, modification or applicability of any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by the Issuing Bank or any of its Affiliates, (ii) subject the Issuing Bank or any of its Affiliates to any Tax of any kind whatsoever with respect to this Agreement, or change the basis of taxation of payments in respect thereof (except for Indemnified Taxes or Other Taxes indemnified pursuant to Section 3.10 and the imposition of any Excluded Tax payable by the Issuing Bank or any of its

Affiliates), or (iii) result in the imposition on the Issuing Bank or any of its Affiliates of any other condition resulting from entering into any of the Credit Documents, and the result of any of the foregoing shall be to increase the cost to the Issuing Bank or any of its Affiliates of issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Issuing Bank hereunder (whether of reimbursement, interest or otherwise) by an amount reasonably determined by the Issuing Bank to be material, then such additional amount or amounts as will compensate the Issuing Bank or such Affiliate for such additional costs or reduction shall be paid by the Account Party to the Issuing Bank upon demand (in each case, so long as the Issuing Bank is requiring the payment of such additional amounts from similarly situated account parties and borrowers with similar provisions in their credit facilities). “Change in Law” shall include all requests, rules, guidelines or directives concerning capital adequacy and liquidity requirements issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives concerning capital adequacy and liquidity requirements promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, in each case pursuant to Basel III, regardless of the date adopted, issued, promulgated or implemented.

(b)                                 If the Issuing Bank determines that the adoption after the date hereof of any Change in Law regarding capital adequacy or liquidity requirements, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Issuing Bank (or any lending office of the Issuing Bank) or any Affiliate of the Issuing Bank with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Issuing Bank’s capital or on the capital of an Affiliate of the Issuing Bank, if any, as a consequence of any Credit Document, to a level below that which the Issuing Bank or such Affiliate could have achieved but for such adoption, change, compliance or other Change in Law (taking into consideration the Issuing Bank’s policies and the policies of the Issuing Bank’s Affiliates with respect to capital adequacy and liquidity requirements) by an amount reasonably determined by the Issuing Bank to be material, then from time to time such additional amount or amounts as will compensate the Issuing Bank for such reduction will be paid by the Account Party to the Issuing Bank upon demand (in each case, so long as the Issuing Bank is requiring the payment of such additional amounts from similarly situated account parties and borrowers with similar provisions in their credit facilities).

(c)                                  A certificate of the Issuing Bank setting forth such amount or amounts as shall be necessary to compensate the Issuing Bank or its Affiliate, as applicable, as specified in paragraph (a) or (b) above, as the case may be, shall be delivered to the Account Party and shall be conclusive absent manifest error.  The Account Party shall pay the Issuing Bank the amount shown as due on any such certificate delivered by the Issuing Bank within 15 days after its receipt of the same.

(d)                                 Failure on the part of the Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of the Issuing Bank’s right to demand compensation with respect to such period or any other period; provided, however, that the Issuing Bank shall not be entitled to compensation under this Section 3.8 for any costs incurred or reductions suffered with respect to any date unless the Issuing Bank shall have notified the Account Party in writing that it will demand compensation for such costs or reductions under paragraph (c) above and such notice shall have been provided not more than 90 days after the later of (i) such date and (ii) the date on which it shall have become aware of such costs or reductions.

(e)                                  Fees.

(i)                                     The Account Party agrees that it will pay to the Issuing Bank on the Effective Date a facility fee, in cash, in an amount equal to 2.00% of the Letter of Credit Commitment that becomes effective on such date.

(ii)                                  The Account Party agrees to pay to the Issuing Bank a fee in respect of each Letter of Credit issued by it (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to an including the date of termination or expiration of such Letter of Credit, computed at a rate per annum, equal to the Applicable Margin as in effect from time to time during such period on the daily Stated Amount of each such Letter of Credit.  Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the Scheduled Maturity Date on which no Letters of Credit remain outstanding (or such earlier date on which the Letter of Credit Commitment has been terminated).  Such Letter of Credit Fees shall be calculated in a manner consistent with the calculation of corresponding fees under the Credit Agreement as in effect on the date hereof.

(iii)                               The Account Party agrees to pay to the Issuing Bank a commitment commission (the “Unused Commitment Fee”) for the period from and including the Effective Date to an including the Scheduled Maturity Date (or such earlier date on which the Letter of Credit Commitment has been terminated) computed at a rate per annum, equal to the “Applicable Margin” (as defined in the Credit Agreement as in effect on the date hereof) applicable to “Unutilized Revolving Loan Commitment” (as defined in the Credit Agreement as in effect on the date hereof) as in effect from time to time during such period on the daily Unused Commitment.  Accrued Unused Commitment Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the Scheduled Maturity Date (or such earlier date on which the Letter of Credit Commitment has been terminated). Such Unused Commitment Fees shall be calculated in a manner consistent with the calculation of corresponding fees under the Credit Agreement as in effect on the date hereof.

(iv)                              The Account Party agrees to pay to the Issuing Bank such other fees, costs and charges as may be agreed in writing from time to time by the Account Party and the Issuing Bank.

SECTION 3.9.   Applicability of ISP98.  Unless otherwise expressly agreed by the Issuing Bank and the Account Party, when any Letter of Credit is issued, the rules of the “International Standby Practices 1998, International Chamber of Commerce Publication No. 590” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit.

SECTION 3.10.   Taxes.

(a)                                 Any and all payments by or on account of any obligation of the Account Party hereunder or under any other Credit Document shall be made free and clear of and without deduction or withholding for any Taxes; provided, that, if any Indemnified Taxes shall be required to be deducted or withheld from such payments, then (i) the sum payable by the Account Party shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section) the Issuing Bank or other recipient of such payment, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Account Party shall make such deductions or withholdings and (iii) the Account Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 Without limiting the provisions of paragraph (a) above, the Account Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  The Account Party shall indemnify the Issuing Bank, within 15 days after written demand therefor, for the full amount of any Indemnified Taxes by or on account of any obligation of the Account Party hereunder or under any other Credit Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Issuing Bank and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Account Party by the Issuing Bank shall be conclusive absent manifest error.

(d)                                 As soon as practicable after any payment of Indemnified Taxes by the Account Party to a Governmental Authority, the Account Party shall deliver to the Issuing Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Issuing Bank.

(e)                                  Any Foreign Issuing Bank or other recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments under any Credit Document shall deliver to the Account Party, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law and reasonably requested by the Account Party as will permit such payments to be made without or at a reduced rate of withholding.  In addition, any Foreign Issuing Bank or other recipient, if reasonably requested by the Account Party, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Account Party as will enable the Account Party to determine whether or not such Foreign Issuing Bank or other recipient is subject to backup withholding or information reporting requirements.  Without limiting the generality of the foregoing, any Foreign Issuing Bank or other recipient shall deliver to the Account Party (in such number of copies as shall be requested by the Account Party) on or prior to the date on which such Foreign Issuing Bank or other recipient receives a payment pursuant to a Credit Document (and from time to time thereafter promptly upon the expiration, obsolescence or invalidity of any previously delivered form or information or upon the request of the Account Party, but in each case only if such Foreign Issuing Bank or other recipient is legally entitled to do so), whichever of the following is applicable:

(i)                                     duly completed copies of IRS Form W-8BEN or IRS Form W-8-BEN-E claiming eligibility for benefits of an income tax treaty to which the United States of America is a party and such W-8BEN or W-BEN-E shall establish (x) with respect to payments of interest under any Credit Document an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8-BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)                                  executed originals (or a scanned pdf copy of an executed originals) of IRS Form W-8ECI,

(iii)                               in the case of a Foreign Issuing Bank claiming the benefits of the exemption for portfolio interest under 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit A-1 to the effect that such Foreign Issuing Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10-percent shareholder” of the Account Party within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”), and (y) executed originals (or a scanned pdf copy of an executed originals) of IRS Form W-8BEN or IRS Form W-8-BEN-E, or

(iv)                              to the extent a Foreign Issuing Bank or other recipient is not the beneficial owner of the payments received by such Person under any Credit Document, executed originals (or a scanned pdf copy of executed originals) of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8-BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-2 or Exhibit A-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Issuing Bank is a partnership and one or more direct or indirect partners of such Foreign Issuing Bank are claiming the portfolio interest exemption, such Foreign Issuing Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit A-4 on behalf of each such direct or indirect partner.

(f)                                   If the Issuing Bank is not a Foreign Issuing Bank, the Issuing Bank shall deliver to the Account Party (in such number of copies as shall be requested by the recipient) on or prior to the Effective Date (and from time to time thereafter promptly upon the expiration, obsolescence or invalidity of any previously delivered form or information or upon the request of the Account Party, but in each case only if the Issuing Bank is legally entitled to do so) duly completed copies of IRS Form W-9 or other forms or information establishing an exemption from U.S. backup withholding.

(g)                                  If a payment made to the Issuing Bank or other recipient under any Credit Document hereunder may be subject to U.S. federal withholding tax under FATCA if the Issuing Bank or such recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), the Issuing Bank or other recipient shall deliver to the Account Party, at the time or times prescribed by law and at such time or times reasonably requested by Account Party, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Account Party to comply with its withholding obligations, to determine that the Issuing Bank or other recipient has complied with the Issuing Bank’s or other recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.10(g), the term “FATCA” shall include any amendments to FATCA after the date hereof.

(h)                                 If the Issuing Bank determines, in its sole discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Account Party or with respect to which the Account Party has paid additional amounts pursuant to this Section 3.10, it shall pay to the Account Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Account Party under this Section with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Account Party, upon the request of the Issuing Bank, agrees to repay the amount paid over to the Account Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Issuing Bank in the event the Issuing Bank is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Issuing Bank to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Account Party or any other Person.

ARTICLE IV
COVENANTS AND EVENTS OF DEFAULT

SECTION 4.1.   Reporting Requirements. The Account Party hereby covenants and agrees with the Issuing Bank that, until the date upon which the Obligations (other than contingent indemnification obligations and undrawn amounts with respect to the then outstanding Letters of Credit which have either been cash collateralized (at 101% of the undrawn amount) or otherwise backstopped in a manner satisfactory to the Issuing Bank in its reasonable discretion) have been indefeasibly paid in full in cash and the Letter of Credit Commitment has been terminated or otherwise reduced to zero, the Account Party shall promptly provide to the Issuing Bank any notice, report or financial or operating information required to be delivered by it, directly or indirectly to the Lenders (as defined in the Credit Agreement), under Section 9.01(a), (b), (d) and (e) of the Credit Agreement as in effect on the Effective Date.  The obligations of the Account Party set forth in this Section 4.1 shall apply notwithstanding that the Credit Agreement may terminate.

SECTION 4.2.   Other Covenants.  The Account Party agrees that, until the date upon which the Obligations (other than contingent indemnification obligations and undrawn amounts with respect to the then outstanding Letters of Credit which have either been cash collateralized (at 101% of the undrawn amount) or otherwise backstopped in a manner satisfactory to the Issuing Bank in its reasonable discretion) have been indefeasibly paid in full in cash and the Letter of Credit Commitment has been terminated or otherwise reduced to zero, it shall:

(a)                                 (i) (A) preserve, renew and keep in full force and effect its organizational existence and (B) take all reasonable actions to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect on the business, operations or financial condition of the Account Party and its Restricted Subsidiaries taken as a whole; and (ii) comply with all requirements of all applicable laws, rules, regulations and orders of any Governmental Authority except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on the business, operations or financial condition of the Account Party and its Restricted Subsidiaries taken as a whole;

(b)                                 furnish to the Issuing Bank prompt notice of the occurrence of any Default or Event of Default promptly after any Responsible Officer of the Account Party obtains knowledge thereof;

(c)                                  upon the exercise by the Issuing Bank of any remedy pursuant to this Agreement or the other Credit Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Account Party will execute and deliver, or will cause the execution and delivery by its Restricted Subsidiaries of, all applications, certifications, instruments and other documents and papers that the Issuing Bank may be required to obtain from the Account Party or any of its Restricted Subsidiaries for such governmental consent, approval, recording, qualification or authorization; and

(d)                                 cause the Obligations to constitute senior indebtedness (or the equivalent thereof) under each issue of Subordinated Indebtedness (as defined in the Credit Agreement).

SECTION 4.3.   Events of Default.  In case of the happening of any of the following events (each an “Event of Default”):

(a)                                The Account Party shall fail to pay any amounts as required by Section 3.1(b) or reimburse any L/C Obligation as required by Section 3.3(a), in each case when due in accordance with the terms hereof, within three (3) Business Days after the Account Party shall have received notice from the Issuing Bank to pay the respective amounts and L/C Obligations;

(b)                                Any representation or warranty made or deemed made by the Account Party herein or in any other Credit Document or that is contained in any certificate, document or other statement furnished by it at any time under or in connection with this Agreement or any such other Credit Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made;

(c)                                 The Account Party shall fail to make any payment of any other amount hereunder (other than an amount referred to in paragraph (a) above or payments required by Section 3.3(a)), after the Account Party shall have received notice that the respective obligations are then due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d)                                The Account Party shall default in the observance or performance of any other covenant or agreement contained in this Agreement or any other Credit Document (other than as provided in paragraphs (a) through (c) above), and such default shall continue unremedied for a period of 30 days after notice thereof from the Issuing Bank;

(e)                                 An Event of Default shall have occurred and be continuing under the Credit Agreement;

(f)                                  (i) The Account Party or any Restricted Subsidiary shall fail to pay any principal, interest or any other amount, regardless of amount (beyond the period of grace, if any, provided therein), due in respect of any indebtedness with an aggregate principal amount in excess of $50,000,000 (such indebtedness, “Material Indebtedness”), when and as the same shall become due and payable, or (ii) any other event or condition occurs, in any such case, that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, but after giving effect to any required lapse of time) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Material Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such indebtedness if such sale or transfer is permitted under the documents providing for such indebtedness; provided further, that this paragraph (f) shall not apply to any Non-Recourse Debt of the Account Party and the Restricted Subsidiaries (except to the extent that the Account Party or any of the Restricted Subsidiaries that are not parties to such Non-Recourse Debt is then directly or indirectly liable, including pursuant to any contingent obligation, for any such Non-Recourse Debt that is Indebtedness (as defined in the Credit Agreement) for borrowed money thereunder and such liability, individually or in the aggregate, exceeds $50,000,000).

(g)                                 (x)(i) A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that is for relief against the Account Party or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary in an involuntary case; (ii) appoints a custodian of the

Account Party or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary for all or substantially all of the property of the Account Party or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary; or (iii) orders the liquidation of the Account Party or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary, and, in each of clauses (i), (ii) or (iii), the order or decree remains unstayed and in effect for at least 60 consecutive days; or (y) the Account Party or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a custodian of it or for all or substantially all of its property; or (iv) makes a general assignment for the benefit of its creditors;

(h)                                (i) Any of the Credit Documents, the Collateral Trust and Intercreditor Agreement, the Guarantee and Collateral Agreement or the Accession Agreement shall cease, for any reason (other than in accordance with the express terms thereof), to be in full force and effect, or the Account Party shall so assert, or the Security Documents (as defined in the Credit Agreement) are for any reason (other than in accordance with the express terms thereof) unenforceable with respect to any material portion of the Collateral or (ii) other than as a result of any act or omission by the Issuing Bank, the Obligations hereunder shall no longer constitute Additional First-Lien Indebtedness (as defined in the Collateral Trust and Intercreditor Agreement);

(i)                                     One or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (excluding therefrom any amount covered by insurance) shall be rendered against the Account Party or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary or any combination thereof and the same shall remain undischarged for a period of at least 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Account Party or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary to enforce any such judgment; provided that this paragraph (i) shall not apply to any Non-Recourse Debt of the Account Party and the Restricted Subsidiaries (except to the extent that the Account Party or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary) that are not parties to such Non-Recourse Debt is then directly or indirectly liable, including pursuant to any contingent obligation, for any such Non-Recourse Debt that is Indebtedness (as defined in the Credit Agreement) for borrowed money thereunder and such liability, individually or in the aggregate, exceeds $50,000,000; or

(j)                                    A Change of Control shall occur;

then, and in every such event and at any time thereafter during the continuance of such event, the Issuing Bank may take any or all of the following actions: (i) declare the commitments of the Issuing Bank to issue, amend, extend or otherwise modify any Letter of Credit and the Letter of Credit Commitment to be terminated (whereupon the same shall be terminated); (ii) declare all Obligations outstanding under the Credit Documents to be forthwith due and payable in whole or in part, whereupon such Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Account Party accrued hereunder, shall be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived anything contained herein to the contrary notwithstanding; (iii) require that the Account Party cash collateralize (at 101% of the undrawn amount thereof) the Letters of Credit then outstanding; and (iv) subject to an in accordance with the terms of the Collateral Trust and Intercreditor Agreement, exercise any and all rights and remedies available to it under the Credit Documents or applicable laws, in each case, under or in respect of the Letter of Credit Commitment, any L/C Obligations or other obligations hereunder.  It is understood that if any event that is an Event of Default specified in paragraph (g) above shall occur with respect to the Account Party, the actions specified above shall occur automatically and without any requirement of notice or otherwise.

ARTICLE V
CONDITIONS

SECTION 5.1.   Conditions to Issuances, Amendments or Extensions of Letters of Credit After the Effective Date.  The obligation of the Issuing Bank to issue, amend or extend a Letter of Credit on any Issuance Date (or, with respect to any extension or amendment, the date of such extension or amendment) after the Effective Date is subject to the following conditions precedent:

(a)                                 Each of the representations and warranties contained in Article VI shall be true and correct in all material respects on and as of such Issuance Date (or, with respect to any extension or amendment, the date of such extension or amendment), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date; provided that to the extent such representation and warranty is qualified as to materiality, such representation and warranty shall be true and correct in all respects.

(b)                                 At the time of and immediately after the issuance, amendment or extension of such Letter of Credit, no Default or Event of Default (each as defined in the Credit Agreement) and no Default or Event of Default hereunder shall have occurred and be continuing.

(c)                                  After giving effect to such issuance, amendment or extension, the Outstanding Amount will not exceed the Letter of Credit Commitment.

(d)                                 The Account Party shall have delivered to the Issuing Bank the information contemplated by Section 3.2.

Any issuance, amendment or extension of the Letter of Credit shall be deemed to constitute a representation and warranty by the Account Party on such Issuance Date (or, with respect to any amendment or extension, on the date of such amendment or extension) as to the matters specified in paragraphs (a), (b) and (c) of this Section 5.1.

SECTION 5.2.   Effective Date.

(a)                                 This Agreement shall become effective at the time (the “Effective Date”) when each of the following conditions precedent shall have been satisfied and the obligation of the Issuing Bank to issue Letters of Credit on the Effective Date shall be subject solely to the following conditions (subject, in the case of clauses (i), (ii), (iv), (v) and (xi), to the Limited Conditionality Provisions):

(i)                         Issuing Bank shall have received this Agreement, executed and delivered by a duly authorized officer of the Account Party.

(ii)                      Issuing Bank shall have received the Accession Agreement, executed and delivered by duly authorized officers of the Account Party, the Subsidiaries of the Account Party who are party to the Collateral Trust and Intercreditor Agreement and the Collateral Trustee.

(iii)                   [Reserved].

(iv)                  Issuing Bank shall have received an opinion, addressed to the Issuing Bank dated the Effective Date, from (x) White & Case LLP, special New York counsel to the Account Party and (y) Saul Ewing, Delaware counsel to the Account Party, in each case, in form and substance consistent with the opinion delivered by White & Case LLP in connection with the effectiveness of the Letter of Credit Reimbursement Agreement, dated as of September 18, 2014, among the Account Party, Macquarie Bank Limited and Macquarie Energy LLC to the lender and issuing bank thereunder.

(v)                     Issuing Bank shall have received a good standing certificate (or local equivalent) from the jurisdiction of organization for the Account Party, dated as of a recent date.

(vi)                  All fees and expenses required to be paid on the Effective Date (including the reasonable and documented fees and disbursements of Moses & Singer LLP, special New York counsel to the Issuing Bank), in the case of expenses (including any such legal expenses) to the extent invoiced at least two (2) Business Days prior to the Effective Date, shall have been paid.

(vii)               Substantially concurrently with the Effective Date, the Delta Acquisition shall be consummated in accordance with the terms of the Delta Acquisition Agreement; but without giving effect to any amendments, waivers or consents by the Account Party that are materially adverse to the interests of the Delta Initial Lenders (as defined in the Third Amendment) in their respective capacities as such without the consent of the Delta Initial Lenders, such consent not to be unreasonably withheld, delayed or conditioned (it being understood that (a) any decrease in the purchase price shall not be materially adverse to the interests of the Delta Initial Lenders so long as such decrease is allocated to reduce the Incremental Tranche C Term Loans (as defined in the Third Amendment) and the Equity Financing (as defined in the Delta Acquisition Agreement) on a dollar-for-dollar basis (it being understood and agreed that any decrease in the purchase price due to purchase price adjustments contemplated in the Delta Acquisition Agreement as in effect on February 24, 2016 shall not (i) be materially adverse to the Delta Initial Lenders or (ii) require any reduction of the Incremental Tranche C Term Loans and the Equity Financing (as defined in the Delta Acquisition Agreement)), (b) any increase in the purchase price shall not be materially adverse to the Delta Initial Lenders so long as such increase is funded by amounts available to the Account Party to fund such increase (it being understood and agreed that any increase in the purchase price due to purchase price adjustments contemplated in the Delta Acquisition Agreement as in effect on February 24, 2016 shall not be materially adverse to the Delta Initial Lenders), (c) the granting of any consent under the Delta Acquisition Agreement that is not materially adverse to the interests of the Delta Initial Lenders shall not otherwise constitute an amendment or waiver) and (d) any amendment, amendment and restatement of, or other waiver or consent to, the Delta Acquisition Agreement to (i) reflect the Account Party as the sole “Sponsor” thereunder and related changes to reflect the Account Party as providing all of the Equity Financing contemplated (and as defined) therein (with no reduction to the aggregate amount thereof) and/or (ii) reflect the Incremental Tranche B Revolver Increase (as defined in the Third Amendment) and the Incremental Tranche C Term Loans as the Debt Financing (as defined in the Delta Acquisition Agreement) thereunder, in each case shall not be materially adverse to the Delta Initial Lenders.

(viii)            The Delta Acquisition Agreement Representations and the Delta Specified Representations shall be true and correct in all material respects.

(ix)                  Except as set forth on Schedule 5.7 to the Delta Acquisition Agreement (as in effect on February 24, 2016), since December 31, 2015, there has not been any event, change, occurrence or circumstance that has had, or would reasonably be expected to result in, an Delta Acquisition Funding Date Material Adverse Effect.

(x)                     Issuing Bank shall have received at least three (3) Business Days prior to the Effective Date all documentation and other information reasonably required by the Issuing Bank as required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been reasonably requested by the Issuing Bank at least ten days in advance of the Effective Date.

(xi)                  Issuing Bank shall have received customary closing certificates with respect to each Credit Party in form and substance consistent with those delivered on the Closing Date (as defined in the Credit Agreement) pursuant to Section 6.03(a) of the Credit Agreement.

(b)                                 Notwithstanding anything in the Credit Documents or any letter agreement or other undertaking concerning the financing of the transactions contemplated by this Agreement to the contrary, (i) the terms of the Credit Documents (and/or any Letter of Credit) shall be in a form such that they do not impair the availability of the Letter of Credit Commitments or the issuance of Letters of Credit on the Effective Date if the conditions set forth in 5.2(a)  hereof are satisfied or waived by the Issuing Bank, it being understood that, to the extent any lien search or Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Effective Date (other than, a lien on Collateral that may be perfected solely by the filing of a financing statements under the UCC) after the Account Party’s use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection of such lien search or Collateral shall not constitute a condition precedent to the availability and/or issuance of any Letters of Credit on the Effective Date but may instead be delivered and/or perfected within sixty (60) days (or, with respect to any Mortgage, ninety (90) days) (or, in each case, such longer period as the Collateral Trustee (as defined in the Intercreditor Agreement) may agree in its reasonable discretion) after the Effective Date pursuant to arrangements consistent with the requirements of Section 9.10 of the Credit Agreement and (ii) the only conditions (express or implied) to the availability and/or issuance of the Letters of Credit on the Effective Date are those expressly set forth in Section 5.2(a) hereof, and such conditions shall be subject in all respects to the provisions of this Section 5.2(b). This paragraph and the provisions contained herein are referred to in this Agreement as the “Limited Conditionality Provision”.

(c)                                  The Issuing Bank shall provide written notice to the Account Party of the occurrence of the Effective Date at such time as all conditions set forth in Section 5.2(a) (subject, where applicable to the provisions of Section 5.2(b)) shall have been satisfied or waived and such notice, when provided, shall constitute conclusive evidence of the occurrence of the Effective Date; provided that provision of such notice shall in no event constitute a condition to the occurrence of the Effective Date.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

The Account Party represents and warrants to the Issuing Bank on the Effective Date (and on each other date required pursuant to Section 5.1):

(a)                                 It is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary organizational powers and all government licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)                                 The execution, delivery and performance by it of this Agreement and the other Credit Documents to which it is a party are within its organizational powers, have been duly authorized by all necessary corporate action, require no approval, consent, exemption, authorization or other action by or in respect of, or filing with, any governmental body, agency or official and do not (i) contravene the terms of Governing Documents of the Account Party, (ii) contravene, violate, or otherwise constitute a default under, any provision of applicable law or regulation or of Governing Documents of the Account Party, or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Account Party, in each case under this clause (ii) in a manner that would reasonably be expected to have a Material Adverse Effect on the business, operations or financial condition of the Account Party and its Restricted Subsidiaries taken as a whole, or (iii) result in (except as contemplated by the Collateral Trust and Intercreditor Agreement and the related Security Documents (as defined in the Credit Agreement)) the creation or imposition of any Lien (as defined in the Credit Agreement) on any asset of the Account Party or any of its Restricted Subsidiaries.  The execution, delivery and performance of this Agreement and the Credit Documents, and the issuance of the Letters of Credit hereunder, do not, and will not, contravene, or constitute a default under, the Credit Agreement or any of the other Credit Documents (as defined in the Credit Agreement).

(c)                                  This Agreement and each Credit Document to which it is a party constitutes a legal, valid and binding obligation of the Account Party, enforceable against it in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws generally affecting creditor’s rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(d)                                 No Default or Event of Default (each as defined in the Credit Agreement) and no Default or Event of Default hereunder has occurred and is continuing or would result from the consummation of the transactions contemplated hereby.

(e)                                  That, on the Effective Date only, (i) the fair value of the property of the Account Party and its Restricted Subsidiaries, taken as a whole, on a consolidated basis is greater than the total amount of its liabilities, including, without limitation, contingent liabilities that are probable and estimatable, of the Account Party and its Restricted Subsidiaries, taken as a whole, on a consolidated basis, (ii) the present fair salable value of the assets of the Account Party and its Restricted Subsidiaries, taken as a whole, on a consolidated basis is not less than the amount that will be required to pay the probable liability of the Account Party and its Restricted Subsidiaries, taken as a whole, on a consolidated basis on their debts as they become absolute and matured taking into account the possibility of refinancing such obligations and selling assets, (iii) the Account Party and its Restricted Subsidiaries, taken as a whole, on a consolidated basis do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature, taking into account the possibility of refinancing such obligations and selling assets and (iv) the Account Party and its Restricted Subsidiaries are not engaged in business or a transaction, and is not about to engage in business or a transaction, for which their property would constitute an unreasonably small capital.

(f)                                   (i) The audited consolidated balance sheet of the Account Party at December 31, 2015 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Account Party for the period ended on such date and (ii) the unaudited consolidated balance sheet of the Account Party at September 30, 2016 and the related unaudited consolidated statements of income and cash flows and changes in shareholders’ equity of the Account Party for the period ended on such date, in each case furnished to Issuing Bank on or prior to the Effective Date, present fairly in all material respects the consolidated financial position of the Account Party as of such date.  All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes.

(g)                                  Since December 31, 2015, no event, change or condition has occurred that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(h)                                 The representations and warranties made by the Account Party in Sections 8.08, 8.15, 8.16 and 8.19 of the Credit Agreement are incorporated by reference herein, mutatis mutandis (including, without limitation, that (i) references therein to the “Borrower” shall be deemed to be references to the Account Party, (ii) references therein to the “Administrative Agent” and the “Lenders” shall be deemed to be references to the Issuing Bank, and (iii) references therein to “this Agreement” and the “Credit Documents” shall be deemed to be references to this Agreement and the Credit Documents).

ARTICLE VII
MISCELLANEOUS

SECTION 7.1.   Method of Communication.  Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing or by telephone subsequently confirmed in writing.  Any notice shall be effective if delivered by hand delivery or sent via electronic mail (including a .pdf copy), recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (a) on the date of delivery if delivered by hand or sent by electronic mail (including a .pdf copy), (b) on the second Business Day if sent by recognized overnight courier service and (c) on the third Business Day following the date sent by certified mail, return receipt requested.  A telephonic notice to the Issuing Bank as understood by the Issuing Bank will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

SECTION 7.2.   Notices.  Notices to any party, including electronic mail, shall be sent to it at the following addresses, or any other address as to which the other party is notified in writing.

If to the Account Party:	Dynegy Inc. 601 Travis Street, Suite 1400 Houston, Texas 77002 Attn: General Counsel Telephone: (713) 504-6400 Email: Catherine.James@dynegy.com

If to the Issuing Bank:

Goldman Sachs Bank USA
c/o Goldman Sachs Loan Operations
6011 Connection Drive
Irving, Texas 75039
Attention: Letter of Credit Department Manager
Telephone: (972) 368-2148
Email: gs-loc-operations@ny.email.gs.com
Facsimile: (917) 977-4587

SECTION 7.3.   Amendments and Waivers.  Except as otherwise expressly set forth herein, none of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Account Party and the Issuing Bank.

SECTION 7.4.   Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 7.5.   Integration.  This Agreement, the other Credit Documents and the Letters of Credit, if any, represent the complete agreement of the Account Party and the Issuing Bank with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Issuing Bank or the Account Party relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

SECTION 7.6.   No Waiver; Cumulative Remedies.  Except as otherwise expressly set forth herein, no failure to exercise and no delay in exercising, on the part of the Issuing Bank, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 7.7.   Payment of Expenses; Indemnity.  The Account Party will (a) pay all reasonable and documented out-of-pocket expenses (including without limitation, reasonable and documented fees and disbursements of one primary counsel, and additional special or local counsel to the extent reasonably necessary) incurred by the Issuing Bank in connection with (i) the negotiation, preparation, execution and delivery of this Agreement and the other Credit Documents and any waiver, amendment or consent by the Issuing Bank relating to this Agreement or any other Credit Document and the preparation, execution and delivery the Letters of Credit, if any, issued hereunder and (ii) the administration and enforcement of any rights and remedies under this Agreement or any other Credit Document, and (b) defend, indemnify and hold harmless the Issuing Bank and each of its Related Persons, from and against any losses, penalties, fines, liabilities, judgments, settlements, damages, costs and expenses, suffered on or after the Effective Date by any such Person in connection with any claim, investigation, litigation or other proceeding (whether or not any such Person is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with this Agreement, the Letters of Credit or any other Credit Document, including without limitation, reasonable and documented fees and disbursements of one primary counsel, and additional special or local counsel to the extent reasonably necessary, to the Issuing Bank, except to the extent that any of the foregoing are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of the party seeking indemnification therefor.

SECTION 7.8.   Waiver of Consequential Damages, Etc.  To the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against the other party hereto and any of its Related Persons, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Letters of Credit or the use of the proceeds thereof.  The foregoing does not in any way limit the indemnification obligations of the Account Party set forth in Section 7.7 hereof.

SECTION 7.9.   Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Account Party and the Issuing Bank and their respective successors and assigns, except that the Account Party may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Issuing Bank and the Issuing Bank may not assign or transfer any of its rights under this Agreement without the prior written consent of the Account Party.

SECTION 7.10.   Waivers of Jury Trial.  THE ACCOUNT PARTY AND THE ISSUING BANK HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY LETTER OF CREDIT OR OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM HEREIN OR THEREIN.

SECTION 7.11.   Set-off.  In addition to any rights and remedies of the Issuing Bank provided by law, upon the occurrence and during the continuance of an Event of Default, the Issuing Bank shall have the right, without prior notice to the Account Party (any such notice being expressly waived by the Account Party to the extent permitted by applicable law), upon any amount becoming due and payable (after all applicable grace periods have expired) by the Account Party hereunder (whether by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (including, but not limited to, general or special, time or demand, provisional or final, but excluding fiduciary accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Issuing Bank or any branch or agency thereof to or for the credit or the account of the Account Party.  The Issuing Bank agrees to notify promptly the Account Party after any such setoff and application made by it; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 7.12.   Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by PDF (or similar file) by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 7.13.   Section Headings.  The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 7.14.   Register.  The Account Party hereby designates the Issuing Bank to serve as its non-fiduciary agent, solely for purposes of this Section 7.14, to maintain a register (the “Register”) for the recordation of the amounts of and interest on the L/C Obligations owing to any Issuing Bank pursuant to the terms hereof from time to time.  The entries in the Register shall be conclusive absent manifest error, and the Account Party and the Issuing Bank shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as an Issuing Bank hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Account Party at any reasonable time and from time to time upon reasonable prior notice.

SECTION 7.15.   Submission to Jurisdiction.  Each of the parties hereto hereby irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Agreement, any of the other Credit Documents or any Letter of Credit, or for recognition and enforcement of any judgment in respect thereof, to, subject to Section 7.15(d) below, the exclusive general jurisdiction of the courts of any state or federal court sitting in the Borough of Manhattan in the City of New York (or any appellate court therefrom);

(b)                                 consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address referred to in Section 7.2; and

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right of Issuing Bank to bring any action or proceeding relating to this Agreement, the Credit Documents or the Letters of Credit in the courts of any other jurisdiction.

SECTION 7.16.   Governing Law.  This Agreement shall be governed by the law of the State of New York; provided, that (a) the interpretation of the definition of Delta Acquisition Funding Date Material Adverse Effect (and whether or not a Delta Acquisition Funding Date Material Adverse

Effect has occurred), (b) the determination of the accuracy of any Delta Acquisition Agreement Representation and whether as a result of any inaccuracy thereof the Account Party or any of its applicable Affiliates or Subsidiaries has the right to terminate its or their obligations under the Delta Acquisition Agreement or refuse to consummate the Delta Acquisition and (c) the determination of whether the Delta Acquisition has been consummated in accordance with the terms of the Delta Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 7.17.   USA PATRIOT Act.  The Issuing Bank hereby notifies the Account Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is, and certain of its Affiliates are, required to obtain, verify and record information that identifies the Account Party, which information includes the name and address of the Account Party and other information that will allow such Persons to identify the Account Party in accordance with the PATRIOT Act.

SECTION 7.18.   Survival.  The agreements and obligations contained in Section 3.8, Section 3.10, Section 7.7, Section 7.8, Section 7.10, Section 7.15, Section 7.16, this Section 7.18 and Section 7.19 shall survive the termination of this Agreement and any other Credit Document.

SECTION 7.19.  Confidentiality.  The Issuing Bank agrees that it will not disclose (without the prior written consent of the Account Party) (other than to its employees, agents, representatives, auditors, advisors or counsel, its Affiliates involved in the transactions hereunder or the administration of this Agreement on a “need to know” basis; provided such Persons shall be subject to the provisions of this Section 7.19 to the same extent as the Issuing Bank) any information with respect to the Account Party or any of its subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document; provided that the Issuing Bank may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 7.19, (ii) as may be required in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over it or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors (provided that, except with respect to disclosures to supervisory or regulatory authorities having jurisdiction over it, the Issuing Bank, as applicable, shall give the Account Party prompt notice of such disclosure to the extent permitted by law, rule or regulation), (iii) as may be required in respect to any summons or subpoena or in connection with any litigation (provided that the Issuing Bank shall give the Account Party prompt notice of such disclosure to the extent permitted by law, rule or regulation), (iv) in order to comply with any law, order, regulation or ruling applicable to the Issuing Bank or as requested by a Governmental Authority (provided that, except with respect to disclosures to supervisory or regulatory authorities having jurisdiction over the Issuing Bank, the Issuing Bank shall give the Account Party prompt notice of such disclosure to the extent permitted by law, rule or regulation), (v) to the extent such information is received by the Issuing Bank from a third party that is not known by the Issuing Bank to be subject to confidentiality arrangements to the Account Party or any of its Subsidiaries, (vi) to the Collateral Trustee and (vii) for purposes of establishing a “due diligence” defense.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

DYNEGY INC., as Account Party

By:	/s/ Clint C. Freeland
	Name:	Clint C. Freeland
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Dynegy LC Reimbursement Agreement]

GOLDMAN SACHS BANK USA, as Issuing Bank

By:	/s/ Anna Ashurov
	Name:	Anna Ashurov
	Title:	Authorized Signatory

[Signature Page to Dynegy LC Reimbursement Agreement]

Schedule A

Wire Instructions

For Issuing Bank:

Account Holding Institution:	Citibank N.A.
SWIFT:	CITIUS33
Beneficiary:	Goldman Sachs Bank USA
Beneficiary Account Number:	#30627664

Exhibit A

EXHIBIT A-1

to Letter of Credit Reimbursement Agreement

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Issuing Banks That Are Not Partnerships for U.S. Federal Income Tax Purposes)

[Letterhead of Foreign Issuing Bank]

Date: [           ,     ]

Dynegy Inc.

Email:

Re:  Dynegy Inc.— Foreign Issuing Bank Certificate

Ladies and Gentlemen:

This U.S. Tax Compliance Certificate is delivered to you pursuant to Section 3.10(e) of the Letter of Credit Reimbursement Agreement, dated as of February 7, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”), by and among Dynegy Inc., a Delaware corporation (the “Account Party”), and [            ] (together with its successors and assigns, the “Issuing Bank”).  Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Agreement.

[Insert name of applicable Foreign Issuing Bank] (the “Foreign Issuing Bank”) is providing this U.S. Tax Compliance Certificate pursuant to Section 3.10(e) of the Agreement.  Foreign Issuing Bank hereby represents and warrants that:

1.                                      The Foreign Issuing Bank is the sole record and beneficial owner of the Obligations in respect of which it is providing this U.S. Tax Compliance Certificate.  The Foreign Issuing Bank is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code;

2.                                      The Foreign Issuing Bank is not a 10-percent shareholder of the Account Party within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Internal Revenue Code; and

3.                                      The Foreign Issuing Bank is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Account Party with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8-BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Account Party, and (2) the undersigned shall have at all times furnished the Account Party with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this U.S. Tax Compliance Certificate as of the date first written above.

[INSERT NAME OF FOREIGN ISSUING BANK]

By:
Name:
Title:

EXHIBIT A-2

to Letter of Credit Reimbursement Agreement

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)

[Letterhead of Non-U.S. Participant]

Date: [           ,     ]

Dynegy Inc.

Email:

Re:                                    Dynegy Inc. — Foreign Issuing Bank Certificate

Ladies and Gentlemen:

This U.S. Tax Compliance Certificate is delivered to you pursuant to Section 3.10(e) of the Letter of Credit Reimbursement Agreement, dated as of February 7, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”), by and among Dynegy Inc., a Delaware corporation (the “Account Party”), and [            ] (together with its successors and assigns, the “Issuing Bank”). Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Agreement.

[Insert name of applicable Participant] (the “Non-U.S. Participant”) is providing this U.S. Tax Compliance Certificate pursuant to Section 3.10(e) of the Agreement.  The Non-U.S. Participant hereby represents and warrants that:

1.                                      The Non-U.S. Participant is the sole record and beneficial owner of the participation in respect of which it is providing this U.S. Tax Compliance Certificate.  The Non-U.S. Participant is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code;

2.                                      The Non-U.S. Participant is not a 10-percent shareholder of the Account Party within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Internal Revenue Code; and

3.                                      The Non-U.S. Participant is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Account Party with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8-BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Account Party, and (2) the undersigned shall have at all times furnished the Account Party with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this U.S. Tax Compliance Certificate as of the date first written above.

[INSERT NAME OF NON-U.S. PARTICIPANT]

By:
Name:
Title:

EXHIBIT A-3

to Letter of Credit Reimbursement Agreement

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships for U.S. Federal Income Tax Purposes)

[Letterhead of Non-U.S. Participant]

Date: [           ,     ]

Dynegy Inc.

Email:

Re:                                    Dynegy Inc. — Foreign Issuing Bank Certificate

Ladies and Gentlemen:

This U.S. Tax Compliance Certificate is delivered to you pursuant to Section 3.10(e) of the Letter of Credit Reimbursement Agreement, dated as of February 7, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”), by and among Dynegy Inc., a Delaware corporation (the “Account Party”), and [            ] (together with its successors and assigns, the “Issuing Bank”).  Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Agreement.

[Insert name of applicable Participant] (“Non-U.S. Participant”) is providing this U.S. Tax Compliance Certificate pursuant to Section 3.10(e) of the Agreement.  Non-U.S. Participant hereby represents and warrants that:

1.                                      Non-U.S. Participant is the sole record owner of the participation in respect of which it is providing this U.S. Tax Compliance Certificate and its partners/members are the sole beneficial owners of such participation.  Neither Non-U.S. Participant nor any of its partners/members is a “bank” for purposes of Section 871(h) or 881(c)(3)(A) of the Internal Revenue Code;

2.                                      None of the partners/members of Non-U.S. Participant is a 10-percent shareholder of the Account Party within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Internal Revenue Code; and

3.                                      None of the partners/members of Non-U.S. Participant is a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Account Party with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8-BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8-BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Account Party and (2) the undersigned shall have at all times furnished the Account Party with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this U.S. Tax Compliance Certificate as of the date first written above.

[INSERT NAME OF NON-U.S. PARTICIPANT]

By:
Name:
Title:

EXHIBIT A-4

to Letter of Credit Reimbursement Agreement

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Issuing Banks That Are Partnerships for U.S. Federal Income Tax Purposes)

[Letterhead of Foreign Issuing Bank]

Date: [           ,     ]

Dynegy Inc.

Email:

Re:                                    Dynegy Inc. — Foreign Issuing Bank Certificate

Ladies and Gentlemen:

This U.S. Tax Compliance Certificate is delivered to you pursuant to Section 3.10(e) of the Letter of Credit Reimbursement Agreement, dated as of February 7, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”), by and among Dynegy Inc., a Delaware corporation (the “Account Party”), and [            ] (together with its successors and assigns, the “Issuing Bank”).  Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Agreement.

[Insert name of applicable Foreign Issuing Bank] (the “Foreign Issuing Bank”) is providing this U.S. Tax Compliance Certificate pursuant to Section 3.10(e) of the Agreement.  The Foreign Issuing Bank hereby represents and warrants that:

1.                                      The Foreign Issuing Bank is the sole record owner of the Obligations in respect of which it is providing this U.S. Tax Compliance Certificate and its partners/members are the sole beneficial owners of such Obligations.  Neither the Foreign Issuing Bank nor any of its partners/members is a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code;

2.                                      None of the partners/members of the Foreign Issuing Bank is a 10-percent shareholder of the Account Party within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Internal Revenue Code; and

3.                                      None of the partners/members of the Foreign Issuing Bank is a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Account Party with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8-BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8-BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Account Party, and (2) the undersigned shall have at all times furnished the Account Party with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

IN WITNESS WHEREOF, the undersigned has duly executed this U.S. Tax Compliance Certificate as of the date first written above.

[INSERT NAME OF FOREIGN ISSUING BANK]

By:
Name:
Title:

Exhibit B

Form of Application

[See attached]

APPLICATION AND AGREEMENT FOR

IRREVOCABLE STANDBY LETTER OF CREDIT	GOLDMAN SACHS BANK USA

Standby no.                                                                                                                                  (For Bank Use)

(a)

The undersigned applicant hereby requests that Goldman Sachs Bank USA (the “Issuer”) issue an irrevocable standby letter of credit (together with any replacements, extensions, amendments  or modifications, the “Credit”) with the following terms and conditions and deliver it to the beneficiary named below by:

by  ☐ courier  ☐ U.S. Mail (domestic addresses only)

Amount in Words(U.S. dollars [only]/[unless otherwise indicated and approved by Goldman Sachs Bank USA]): Amount in Figures:	Expiry Date (credit will expire at 5:00 p.m. New York time on the following date):

Applicant (full legal name and address - if more than one, jointly and severally, individually and collectively, the “Applicant”):	Beneficiary (full legal name, address, and phone number to appear in Credit)

Account Party (full legal name and address - Complete only if Account Party is not Applicant):	Advising Bank, Confirming Bank, Receiving Bank or other Intermediary Bank-If any (full legal name and address - If blank, Issuer may select at its option):

Complete only if Automatic Extension of the Expiry Date is required:

Credit to contain an automatic extension clause with extension periods of ☐ one year/ ☐ other               (specify)

No less than ☐ thirty/☐ other             (specify) calendar days non-extension notice to the beneficiary.

Final expiration date beyond which no automatic extension shall extend Credit (if such final expiration date is not scheduled to be the last day of the applicable additional period, then the final extension period shall be for the stub period ending on such final expiry date):

Special Conditions:

☐ Multiple drawings prohibited (if blank, [up to three] multiple drawings will be permitted)

☐ Credit is transferable only in its entirety (If blank, credit will be non-transferable.  If transferable, Issuer is authorized to include its standard transfer conditions).

Credit shall be subject to the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590 (“ISP98”) or, ☐ if box is checked, it shall be subject to the Uniform Customs and Practice for Documentary Credits, 2007 Revision, International Chamber of Commerce Publication No. 600 (“UCP600”).  As to all matters not governed by ISP98 or UCP600, as applicable, the Credit shall be governed by the law of the State of [New York][Texas](1), including, without limitation, the Uniform Commercial Code as in effect from time to time in the State of [New York][Texas].

(1)  Account Part to choose appropriate state.

This Application and Agreement will not be considered complete until all information required hereby has been provided by Applicant.

☐ Other:

Per regulatory requirements, please provide below a general description of the underlying transaction to enable proper classification of the Credit. This is for bank use only and will not be part of the text of the Credit.

The purpose of this Credit is:    (insert brief description of underlying transaction including the parties involved in the transaction and their roles, including other banks)

Draw Documents Required:

☐           Format of Credit, documents required and other instructions to be substantially per attachment(s), which form an integral part of this application. (Note: All attachments should also be signed by the Applicant.)

or

☐                                    Payment to be available to the Beneficiary against presentation at the office of the Issuer’s servicer specified in the Credit of: 1) the original letter of credit together with originals of any amendments thereto which shall be attached to the Credit and 2) a dated statement issued on the letterhead of Beneficiary and purportedly signed by an authorized representative including the following statement:  (Please state within quotation marks the wording to appear on the statement to be presented):    (insert appropriate reason for drawing)

Terms and Conditions:

The opening of the Credit is subject to the terms and conditions of that certain Letter of Credit Reimbursement Agreement dated as of February 7, 2017 between Dynegy Inc., as account party, and Goldman Sachs Bank USA, as issuing bank (as amended, modified, supplemented or restated from time to time, the “LC Reimbursement Agreement”).  In the event of any inconsistency between the terms and conditions of the LC Reimbursement Agreement and the terms and conditions hereof, the terms and conditions of the LC Reimbursement Agreement shall control.

Applicant by signing below affirms that it has fully read and agrees to the terms of this Application and Agreement and the provisions of the LC Reimbursement Agreement relating to letters of credit which are incorporated by reference herein and form a part hereof and agrees to be bound thereby.

Applicant’s Name:

Authorized Signature	Date
Name (in print)
Phone No.:	Fax No.:

We join in the above Application and Agreement, naming us as Account Party, for the issuance of the Credit and, in consideration thereof, we irrevocably agree (i) that the Applicant has sole right to give instructions and make agreements with respect to this Application and Agreement, the Credit and the disposition of documents, and we have no right or claim against you or any of your Affiliates and (ii) to be jointly and severally bound by the Application and Agreement (including any terms and conditions incorporated herein) and all obligations of the Applicant hereunder.

Account Party’s Name:

Authorized Signature	Date

Name (in print)

Phone No.:	Fax No.: